Exhibit 1.1

Press Release

PRESS RELEASE

Quebecor Media Inc. Announces Filing of Form 15F to Terminate Reporting Obligations Under the United States Securities Exchange Act of 1934

Montréal, January 20, 2023 – (TSX:QBR.A, QBR.B) – Quebecor Media Inc. (“Quebecor Media”), a subsidiary of Quebecor Inc., today announced that, on January 17, 2023, it repaid in full at maturity all of its outstanding 5 ¾% Senior Notes due January 15, 2023 (the “Notes”).

Quebecor Media today announced that it has filed a Form 15F with the United States Securities and Exchange Commission (the “SEC”) with the intention of voluntarily terminating its reporting obligations under Section 13(a) and Section 15(d) of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Quebecor Media expects that this termination of duty to file reports will become effective 90 days after its filing with the SEC. As result of this filing, Quebecor Media’s reporting obligations with the SEC, including its obligations to file annual reports on Form 20-F and reports on Form 6-K, will immediately be suspended. Quebecor Media is current with its reporting requirements under the Exchange Act.

About Quebecor

Quebecor, a Canadian leader in telecommunications, entertainment, news media and culture, is one of the best-performing integrated communications companies in the industry. Driven by their determination to deliver the best possible customer experience, all of Quebecor’s subsidiaries and brands are differentiated by their high-quality, multiplatform, convergent products and services.

Quebecor (TSX: QBR.A, QBR.B) is headquartered in Québec and employs nearly 10,000 people in Canada.

A family business founded in 1950, Quebecor is strongly committed to the community. Every year, it actively supports more than 400 organizations in the vital fields of culture, health, education, the environment, and entrepreneurship.

Quebecor Media is a wholly-owned subsidiary of Quebecor.

Information:

Hugues Simard
Chief Financial Officer
Quebecor Inc. and Quebecor Media Inc.
hugues.simard@quebecor.com
514 380-7414

Communications department
Quebecor Inc. and Quebecor Media Inc.

medias@quebecor.com
514 380-4572